EXHIBIT 10.3
INVENTORY CONSIGNMENT AGREEMENT
     This INVENTORY CONSIGNMENT AGREEMENT (this “Agreement”) is made as of November 7, 2007 by and between Kef Pharmaceuticals, Inc. (“Consignor”) and MiddleBrook Pharmaceuticals, Inc (the “Consignee”).
Background Statement
     Pursuant to an Asset Purchase Agreement between Consignor and Consignee dated as of the date hereof (the “Purchase Agreement”), Consignor has purchased the Part 1 Assets (as defined in the Purchase Agreement) from Consignee. The Part 1 Assets include finished product inventory, as provided in the Purchase Agreement (such finished product inventory, as more specifically identified on Schedule A hereto and including the Ordered Inventory, as defined herein, the “Consigned Merchandise”). Consignor and Consignee desire that Consignee sell the Consigned Merchandise pursuant to a consignment arrangement, the terms of which are set forth below. All Schedules attached to this Agreement are incorporated by reference and constitute additional terms and conditions of this Agreement.
     The use of the words “hereof,” “hereto” and “herein” shall refer to this Agreement, as supplemented by such Schedules. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Purchase Agreement.
Statement of Agreement
     The parties hereto agree as follows:
     1. Definitions.
     (a) Terms Defined in Purchase Agreement. Terms defined in the Purchase Agreement and not otherwise defined by this Agreement shall have the meaning given to such terms in the Purchase Agreement.
     (b) “Consignee Locations” has the meaning set forth in Section 3.
     (c) “Consigned Merchandise” has the meaning set forth in the Background Statement.
     (d) “Consignment Payment” has the meaning set forth in Section 8.
     (e) “Consignment Sale” has the meaning set forth in Section 2(a)(i).
     (f) “Extended Period” means the period beginning upon the termination of the Initial Period and ending upon the first to occur of (i) Consignee’s purchase of all of the capital stock of Consignor pursuant to the terms of the Stock Purchase Agreement and (ii) the termination, without exercise, of the Stock Purchase Right.
     (g) “Initial Period” means the period beginning on the date of this Agreement and ending upon the first to occur of (i) Consignee’s purchase of all of the capital stock of Consignor pursuant to the terms of the Stock Purchase Agreement, (ii) Consignee’s payment in full of a Stock Purchase Period Extension Payment, as defined in the Stock Purchase Agreement and (iii) the termination, without exercise, of the Stock Purchase Right.
     (h) “Lex” means Lex Pharmaceuticals, Inc.
     (i) “Minimum Consignment Payment” has the meaning set forth in Section 8(c).
     (j) “Net Sales” shall mean, with respect to a Consignment Sale, the gross amount invoiced by or on behalf of Consignee for that Consignment Sale sold to third parties in bona fide, arm’s length transactions, less customary deductions, determined in accordance with Consignee’s standard accounting methods as generally and consistently applied by Consignee, to the extent included in the gross invoiced sales price of any Consignment Sale and otherwise directly paid or incurred by Consignee or distributors with respect to the sale of such a Consignment Sale, including: (i) applicable sales credits (as described below), (ii) payments or rebates incurred pursuant to federal, state and local government (or agency thereof) programs, including Medicare and Medicaid rebates, (iii) costs for transit insurance, freight, handling or other transportation billed to customers to the extent included in the invoiced price and (iv) sales, use or excise taxes included in the invoiced price. Applicable sales credits include credits or discounts deducted from the sales price for: (A) customer returns, returned goods allowances, rejected goods and damaged goods not covered by insurance, (B) cash or terms discounts, (C) direct to customer discount or customer rebate programs, including coupons, (D) third party rebates and chargebacks, (E) trade show discounts and stocking allowances, (F) price adjustments on customer inventories following price changes, (G) product recalls, (H) deductions due for discount card programs, (I) amounts credited for uncollectible amounts on previously sold products and (J) as agreed by Consignor and Consignee in writing, other specifically identifiable amounts included in gross sales of Consigned Merchandise that were or ultimately will be credited and that are substantially similar to those listed above.
     (k) “Ordered Inventory” has the meaning set forth in Section 4.
     (l) “Registration License” means the Registration and Trademark License Agreement, dated as of the date hereof, between MiddleBrook and Lex.
     (m) “Related Agreements” has the meaning set forth in the Purchase Agreement.
     (n) “Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the date hereof, between Consignee, the stockholders of Consignor and Deerfield Management, L.P., pursuant to which Consignee has a right to purchase all of the capital stock of Consignor upon the terms and conditions set forth in such Stock Purchase Agreement.
     (o) “Stock Purchase Period” has the meaning set forth in the Stock Purchase Agreement.
     (p) “Stock Purchase Right” has the meaning set forth in the Stock Purchase Agreement.

     (q) “Sublicense Agreement” means any agreement entered into between Consignor and Consignee pursuant to Section 3.4(e)(iii) of the Purchase Agreement.
     (r) “Term” means the period beginning on the date hereof and continuing until the expiration or termination of this Agreement pursuant to the terms and conditions herein.
     2. Delivery; Title to Consigned Merchandise.
     (a) The following provisions of this Section 2(a) are subject in their entirety to the provisions of Section 2(b) hereof:
     (i) Consignor has delivered to Consignee all of the Part 1 Assets constituting finished product inventory for sale to any third party (a “Consignment Sale”).
     (ii) Consignor shall at all times retain title to all Consigned Merchandise, and Consignee agrees to hold the Consigned Merchandise as Consignor’s property for the sole purpose of making Consignment Sales in the ordinary course of Consignee’s business.
     (iii) Consignee covenants not to assign, sell, mortgage, lease, transfer, pledge, grant a security interest in or lien upon, encumber or otherwise dispose of or abandon, or suffer or permit any of the same to occur with respect to any part or all of the Consigned Merchandise, without prior written consent of Consignor, except for Consignment Sales in the ordinary course of Consignee’s business.
     (b) Consignee will continue to engage in Consignment Sales in the ordinary course of Consignee’s business as if the transactions contemplated by the Purchase Agreement had not taken place. Upon removal of any Consigned Merchandise by or on behalf of Consignee from a Consignee Location (as hereinafter defined) in anticipation of a Consignment Sale, title to the Consigned Merchandise will pass from Consignor to Consignee subject to the occurrence of a Consignment Sale in the ordinary course of Consignee’s business. All proceeds of Consignment Sales shall be the sole property of Consignee.
     (c) Consignor may execute and file all such instruments, including Uniform Commercial Code financing statements, as may be necessary to confirm and to disclose Consignor’s title to the Consigned Merchandise. Consignee will cause each lender, if any, that has a security interest in any of Consignee’s inventory or equipment to provide to Consignor written confirmation that such lender has been informed of Consignor’s ownership of the Consigned Merchandise.
     3. Location of Consigned Merchandise. All Consigned Merchandise will be held by Consignee at the locations set forth on Schedule B hereto (the “Consignee Locations”). Until such time as an article of Consigned Merchandise is sold in a Consignment Sale, Consignee will have no right to remove Consigned Merchandise from any Consignee Location without Consignor’s written consent unless reasonably in the ordinary course of Consignee’s business. Consignee will provide prompt written notice to Consignor if Consignee intends to add or discontinue the use of any Consignee Location. Consignee will store, maintain, inspect and otherwise manage the Consigned Merchandise consistent with the ordinary course of Consignee’s business as heretofore conducted.
     4. Acquisition and Maintenance of Inventory. As of the date hereof, Consignee has placed an order with Ceph International Corp., a Commonwealth of Puerto Rico corporation, to manufacture and deliver in April, 2008 the quantities of 250 mg. and 500 mg. Part 1 Assets set forth in Schedule C hereto (the “Ordered Inventory”). Consignee shall not cancel or modify its purchase order for the Ordered Inventory without the written consent of Consignor. Consignee shall use commercially reasonable efforts at all times during the Repurchase Period to maintain, in Consignee’s reasonable business judgment, a sufficient supply of each dose and package size of the finished products included in the Consigned Merchandise; provided, that with respect to the Ordered Inventory, Consignee’s obligation to use commercially reasonable efforts to maintain such finished products shall begin upon receipt of the Ordered Inventory. Consignee shall pay all costs incurred to replenish the Consigned Merchandise pursuant to this Section 4.
     5. Risk of Loss and Insurance. Consignee will bear all risk of loss or damage to Consigned Merchandise and will maintain (i) all-risk property insurance for the full replacement value on all Consigned Merchandise and (ii) general liability insurance under customary pharmaceutical industry forms and endorsements, providing product liability and contractual liability coverage, with per occurrence limits of not less than $10,000,000, which limits may be achieved through a combination of underlying and excess policies. The insurance policies described in the preceding sentence shall be endorsed to (A) name Consignor as an additional insured and loss payee, as applicable and (B) be primary and non-contributory to any insurance otherwise available to Consignor. Consignee will cause the insurer to provide Consignor with a certificate of insurance evidencing the existence of such insurance, including its primary and non-contributory nature, upon the execution of this Agreement and at such times as Consignor may request thereafter. Such certificate of insurance shall provide that the insurer will notify Consignor not less than thirty (30) days prior to any expiration, non-renewal, cancellation, reduction in limits or exhaustion of limits of such insurance. Consignee will be responsible for any deductible or self-insured amounts under any such insurance.
     6. Terms of Consignment Sales. Subject to the terms hereof, all Consignment Sales shall be made in the ordinary course of Consignee’s business.
     7. Product Warranties. CONSIGNEE HEREBY ACCEPTS ALL CONSIGNED MERCHANDISE ON AN “AS IS” BASIS WITHOUT WARRANTIES OF ANY SORT, INCLUDING EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Consignee shall be responsible for all products warranties made in connection with Consignment Sales and shall indemnify and hold harmless Consignor from and against all warranty claims of any sort arising out of Consignment Sales, other than claims arising out of Consignor’s gross negligence or willful misconduct.
     8. Consignment Payment. In consideration of the Consignment of Consigned Merchandise pursuant to this Agreement, Consignee shall pay Consignor payments (each such payment a “Consignment Payment”) as follows:

     (a) Initial Period Payment. During the Initial Period, the Consignment Payment shall be equal to eleven percent (11%) of Consignee’s Net Sales of Consigned Merchandise, plus such additional amount, if any, as may be necessary for Consignee to pay the Minimum Consignment Payment.
     (b) Extended Period Payment. During the Extended Period, the Consignment Payment shall be equal to six percent (6%) of Consignee’s Net Sales of Consigned Merchandise, plus such additional amount, if any, as may be necessary for Consignee to pay the Minimum Consignment Payment.
     (c) Minimum Consignment Payment. Regardless of the amount of Net Sales, the Minimum Consignment Payment during any calendar quarter shall be Four Hundred Thousand Dollars ($400,000) (the “Minimum Consignment Payment”); provided, that any payment by Consignee to Lex during any calendar quarter pursuant to the Registration License shall be included for purposes of determining whether Consignee has paid the Minimum Consignment Payment for such calendar quarter. The Minimum Consignment Payment shall be pro-rated during the first and last calendar quarters of the Term to reflect the portion of such calendar quarters during which this Agreement is in effect.
     (d) Quarterly Payment. Within thirty (30) days after the end of each calendar quarter any part of which is during the Term, Consignee shall deliver to Consignor (i) a written statement showing all Net Sales during such calendar quarter and (ii) the greater of (A) the Consignment Payment due upon such Net Sales and (B) the Minimum Consignment Payment. All payments shall be made by wire transfer of immediately available funds to an account designated by Consignor at least two (2) Business Days in advance.
     9. Access by Consignor.
     (a) Inspection. Consignee will permit Consignor, its officers, agents and accountants access to Consignee’s facilities and Consignee Locations during customary business hours for the purpose of inspecting and otherwise examining the Consigned Merchandise and auditing the books and records of Consignee to the extent such books and records reflect sales of Consigned Merchandise. Consignor will give Consignee not less than three (3) Business Days’ prior notice, which notice may be given orally, electronically, in writing or by any other reasonable and verifiable means of communication, prior to inspection. Consignor will conduct any such inspection or audit in a manner that does not unreasonably interfere with the ordinary conduct of Consignee’s business and will permit Consignee to observe any inspection of the Consigned Merchandise conducted by Consignor.
     (b) Audit. Upon not less than seven (7) days written notice, Consignor shall have the right to audit the books and records of Consignee relating to sales of Consigned Merchandise for the purpose of determining the correctness of Consignee’s computation and payment of the Consignment Payment. Such audit may not be conducted more than once in any six-month period and shall be conducted during normal business hours. Consignor may engage an accounting firm at its cost to perform or assist in such audit. Consignee shall provide Consignor, its officers, agents and accountants with access to all pertinent books and records and shall reasonably cooperate with Consignor’s efforts to conduct such audits.

     10. Termination.
     (a) Termination of Stock Purchase Right. This Agreement shall terminate without further action by either party hereto upon the termination or expiration of the Stock Purchase Right.
     (b) Termination on other Grounds.
     (i) Consignor may terminate this Agreement by written notice to Consignee upon the occurrence of any of the following events: (A) the expiration or termination of the Sublicense (other than termination thereof upon the closing of the purchase of capital stock in connection with the exercise of the Stock Purchase Right) or (B) any breach by Consignee of any material provision of this Agreement that is not cured within thirty (30) days after Consignor’s giving Consignee written notice thereof.
     (ii) Consignee may terminate this Agreement by written notice to Consignor upon the occurrence of any of the following events: (A) the expiration or termination of the Sublicense (other than termination thereof upon the closing of the purchase of capital stock in connection with the exercise of the Stock Purchase Right) or (B) any breach by Consignor of any material provision of this Agreement that is not cured within thirty (30) days after Consignee’s giving Consignor written notice thereof.
     (iii) Upon termination of this Agreement pursuant to this Section 10(b), all amounts due and payable by Consignee shall immediately become due and payable without further notice or demand.
     (c) Termination for Non-Payment of Consignment Payment: Without otherwise limiting Section 10, Consignor shall have the right to terminate the Agreement if Consignee shall (i) fail to pay any part of the Consignment Payment when due and shall fail to cure such non-payment within (A) fifteen (15) days after receiving written notice if Consignee has not exercised its Stock Purchase Right or (B) sixty (60) days of receiving written notice of such non-payment from Consignor if Consignee has exercised its Stock Purchase Right, unless the amount required to be paid is the subject of a good faith dispute between the Parties and undisputed amounts, as of the last due date prior to notice being given, have been paid.
     (d) Return of Consigned Merchandise. Upon the termination of this Agreement, Consignee shall (i) (A) at Consignee’s expense immediately deliver all Consigned Merchandise to a location reasonably designated by Consignor or (B) make all Consigned Merchandise immediately available for pick-up by Consignor, and (ii) provide Consignor with all information possessed by Consignee regarding (A) the quantity of each dosage and package size of finished product in the Consigned Merchandise, (B) the status of outstanding purchase orders for Consigned Merchandise from customers of Consignee, (C) the status of the Ordered Inventory (if not then delivered) and all outstanding purchase orders for the manufacture of Consigned Merchandise, (D) the obligations of Consignee with regard to accepting returns of Consigned Merchandise and (E) the obligations of Consignee with regard to rebates and chargebacks from all sources with regard to Consigned Merchandise previously sold by Consignee.

     (e) No Release of Obligations. Termination of this Agreement shall not release either party hereto from any obligation incurred prior to the date of termination or arising out of termination. The remedies expressly set forth herein are in addition to any other remedies that may otherwise be available to Consignor under this Agreement, the Uniform Commercial Code or other applicable law and do not serve to waive or modify Consignor’s rights with respect thereto.
     11. Amendment; Waiver. This Agreement, including the Schedules hereto, may be amended, modified or supplemented only by an agreement in writing signed by the Parties. No course of dealing between the Parties or failure by a Party to exercise any right or remedy hereunder shall constitute an amendment to this Agreement or a waiver of any other right or remedy or the later exercise of any right or remedy.
     12. Force Majeure. No Party shall be responsible to any other Party for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereof if such delay or nonperformance is caused by fire, flood, accident, act of God or of the government or any country or of any state or local government, or of the public enemy of either, or by cause unavoidable or beyond the control of such Party. In such event, the Party affected will use reasonable commercial efforts to resume performance of its obligations.
     13. Headings. The headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
     14. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission or (iii) sent by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):

If to the Consignor:	Kef Pharmaceuticals, Inc.
780 3rd Avenue, 37th Floor
New York, New York 10017
Attention: James E. Flynn
Facsimile:

Copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: David J. Clark
Facsimile: (704) 378-4000

If to the Consignee:	MiddleBrook Pharmaceuticals, Inc.
20425 Seneca Meadows Parkway
Germantown, Maryland 20876
Attention: Edward M. Rudnic, Ph.D.
Facsimile: (301) 944-6700

Copy to:	Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Frederick W. Kanner, Esq.
Facsimile: (212) 259-6333
     Each such notice or other communication shall be deemed to have been duly given and to be effective if (A) delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day, (B) sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation or (C) sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a Business Day, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed by notice delivered by hand or by overnight delivery service as set forth herein within five (5) Business Days.
     15. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Consignee without the prior written consent of Consignor, which consent Consignor may withhold or grant in its sole discretion. Consignor may assign this Agreement to any Person who receives an assignment of Consignor’s interest in the Purchase Agreement and the Related Agreements. This Agreement and its provisions are for the sole benefit of the parties to this Agreement and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.
     16. Governing Law; Venue. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, including any fraud claims, shall be governed by the internal laws and judicial decisions of the State of New York, without regard to principles of conflicts of laws.
     17. Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either Party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.
     18. Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
     19. Related Agreement. This Agreement, including the Purchase Agreement and Related Agreements, appendices, schedules and exhibits thereto, are intended to be construed as parts of a group of related transactions and shall be construed accordingly.
     20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each Party shall promptly deliver to the others such number of original executed copies as the other Party may reasonably request.
     21. No Joint Venture. The relationship between the Parties hereto is that of independent contractors. Such Parties are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. Neither Party shall have the power to bind or to obligate the other in any manner.
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     IN WITNESS WHEREOF, the parties hereto have caused this Inventory Consignment Agreement to be executed by their duly authorized representatives as of the date first set forth above.

CONSIGNOR:

KEF PHARMACEUTICALS, INC.

By:	/s/ Peter W. Steelman

Name:	Peter W. Steelman
Title:	President

CONSIGNEE:

MIDDLEBROOK PHARMACEUTICALS, INC.

By:	/s/ Edward M. Rudnic

Name:	Edward M. Rudnic, Ph.D.
Title:	President and Chief Executive Officer